Exhibit 10.9

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated [*], 2010 (this “Employment Agreement”), between CHINA BROADBAND, INC., a Nevada corporation (the “Company”), and SHANE MCMAHON, an individual having an address as specified on the signature page hereto (the “Executive”).

BACKGROUND

The Company has entered into a Securities Purchase Agreement, dated as of May 20, 2010 (the “Purchase Agreement”), with the Executive, pursuant to which the Company has agreed to sell $3,500,000 of Units (as defined in the Purchase Agreement) to the Executive and the Executive has agreed to purchase those Units.  The execution and delivery of this Employment Agreement by the Executive and the Company is a condition precedent to the consummation of the transactions contemplated by the Purchase Agreement.

The Company wishes to secure the services of the Executive as Chief Executive Officer of the Company upon the terms and conditions hereinafter set forth, and the Executive wishes to render such services to the Company upon the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.           Employment by the Company.  The Company agrees to employ the Executive in the position of Chief Executive Officer of the Company and the Executive accepts such employment and agrees to perform such duties.  The Executive agrees to devote a majority of his business time and energies to the business of the Company and/or its Subsidiaries and/or Affiliates and to faithfully and diligently perform his duties hereunder.

2.           Term of Employment.  The term of this Employment Agreement (the “Term”) shall be for the initial period commencing on the Closing Date (as defined in the Purchase Agreement) and ending on the first anniversary of the Closing Date, at which point it shall be automatically renewed for additional one year periods unless (a) either party hereto provides written notice to the other party that it elects not to renew the Term or (b) the Executive is earlier terminated as provided in Section 4 hereof (provided that the provisions of Section 6 hereof shall survive any such termination).

3.           Compensation.  As full compensation for all services to be rendered by the Executive to the Company and/or its Subsidiaries and/or Affiliates in all capacities during the Term, the Executive shall receive the following compensation and benefits:

3.1           Salary.  An annual base salary of $250,000 (the “Base Salary”) payable not less frequently than monthly or at more frequent intervals in accordance with the then customary payroll practices of the Company.

3.2           Bonus.  An annual bonus if, as and when determine by the Board in its sole discretion.

3.3           Participation in Employee Benefit Plans; Other Benefits.  The Executive shall be permitted during the Term to participate in all employee benefit plans, policies and practices now or hereafter maintained by or on behalf of the Company commensurate with the Executive's position with the Company.  Nothing in this Employment Agreement shall preclude the Company from terminating or amending any such plans or coverage so as to eliminate, reduce or otherwise change any benefit payable thereunder, so long as such change similarly affects all Company employees.  During the Term, the Company will maintain a group health program for its employees.

3.4           Expenses.  The Company shall pay or reimburse the Executive for all reasonable and necessary expenses actually incurred or paid by the Executive during the Term in the performance of the Executive's duties under this Employment Agreement, upon submission and approval of expense statements, vouchers or other supporting information in accordance with the then customary practices of the Company.

3.5           Withholding of Taxes.  The Company may withhold from any benefits payable under this Employment Agreement all federal, state, city and other taxes as shall be required pursuant to any law or governmental regulation or ruling.

4.           Termination.

4.1           Termination upon Death.  If the Executive dies during the Term, this Employment Agreement shall terminate as of the date of his death.

4.2           Termination upon Disability.  If during the Term the Executive becomes physically or mentally disabled, whether totally or partially, so that the Executive is unable to perform his essential job functions hereunder for a period aggregating 180 days during any twelve-month period, and it is determined by a physician acceptable to both the Company and the Executive that, by reason of such physical or mental disability, the Executive shall be unable to perform the essential job functions required of him hereunder for such period or periods, the Company may, by written notice to the Executive, terminate this Employment Agreement, in which event the Term shall terminate 10 days after the date upon which the Company shall have given notice to the Executive of its intention to terminate this Employment Agreement because of the disability.

4.3           Termination for Cause.  The Company may at any time by written notice to the Executive terminate this Employment Agreement immediately and, except as provided in Section 5.2 hereof, the Executive shall have no right to receive any compensation or benefit hereunder on and after the date of such notice, in the event that an event of “Cause” occurs.  For purposes of this Employment Agreement “Cause” shall mean:

4.3.1             the Executive breaches any material term of this Employment Agreement and fails to cure such breach (where capable of cure) within 14 days after the receipt of notice from the Board of such breach, which notice shall state in reasonable detail the facts and circumstances claimed to be a breach and of the intent of the Company to terminate the Executive's employment upon the failure of the Executive to cure such breach; or

4.3.2             a good faith determination by the Board that the Executive has committed a felonious act of fraud, misappropriation, embezzlement, or theft or a breach of fiduciary duty involving personal profit; or

4.3.3             the Executive is indicted for any criminal offense constituting a felony or a crime involving moral turpitude.

4.4           Termination without Cause.  The Company may terminate this Employment Agreement at any time, without cause, upon 30 days' written notice by the Company to the Executive and, except as provided in Section 5.1 hereof, the Executive shall have no right to receive any compensation or benefit hereunder after such termination.

5.           Severance Payments.

5.1           Certain Severance Payments.  If during the Term the Company terminates this Employment Agreement pursuant to Section 4.4 hereof (Termination without Cause), all compensation payable to the Executive under Section 3 hereof shall cease as of the date of termination specified in the Company's notice (the “Termination Date”), and the Company shall pay to the Executive, subject to Section 6 hereof, the following sums:  (i) the Base Salary on the Termination Date for the shorter of (x) six months and (y) the remainder of the Term (the applicable period being referred to as the “Severance Period”), payable in monthly installments; (ii) benefits under group health and life insurance plans in which the Executive participated prior to termination through the Severance Period; (iii) all unpaid expenses described in Section 3.4 and (iv) all previously earned, accrued, and unpaid benefits from the Company and its employee benefit plans, including any such benefits under the Company's pension, disability, and life insurance plans, policies, and programs, if any.  If, prior to the date on which the Company's obligations under clause (i) of this Section 5.1 cease, the Executive violates Section 6 hereof, then the Company shall have no obligation to make any of the payments that remain payable by the Company under clauses (i) and (ii) of this Section 5.1 on or after the date of such violation.  Notwithstanding the foregoing, payments of the amounts described in clauses (i) and (ii) of this Section 5.1 shall be conditioned on the delivery by the executive of a release of any and all claims that the Executive may have against the Company through the date of termination, which release shall be in form and substance satisfactory to the Company.

5.2           Severance Payments upon Termination for Cause, Death or Disability.  If this Employment Agreement is terminated by the Company pursuant to Sections 4.1 (Termination upon Death), 4.2 (Termination upon Disability) or 4.3 (Termination for Cause) hereof, the Executive shall receive only the amounts specified in clause (iii) of Section 5.1 hereof.

6.           Certain Covenants of the Executive.

6.1           Covenants Against Competition.  The Executive acknowledges that: (i) he is one of the limited number of persons who will develop the pay-per-view business of the Company (the “Company's Current Lines of Business”); (ii) the Company conducts such business in the People’s Republic of China; (iii) his work for the Company and its Subsidiaries and Affiliates, will bring him into close contact with many confidential affairs not readily available to the public; and (iv) the covenants contained in this Section 6 will not involve a substantial hardship upon his future livelihood.  In order to induce the Company to enter into this Employment Agreement, the Executive covenants and agrees that:

6.1.1             Non-Compete.  During the Term and for a period of six months following the termination of the Executive's employment with the Company (or, if longer, for the Severance Period (the “Restricted Period”), the Executive shall not, in the People’s Republic of China (including all Special Administrative Regions thereof), (i) in any manner whatsoever engage in any capacity with any business competitive with the Company's Current Lines of Business for the Executive's own benefit or for the benefit of any person or entity other than the Company or any Subsidiary or Affiliate of the Company; or (ii) have any interest as owner, sole proprietor, shareholder, partner, lender, director, officer, manager, employee, consultant, agent or otherwise in any business competitive with the Company's Current Lines of Business; provided, however, that the Executive may hold, directly or indirectly, solely as an investment, not more than two percent (2%) of the outstanding securities of any person or entity which are listed on any national securities exchange or regularly traded in the over-the-counter market notwithstanding the fact that such person or entity is engaged in a business competitive with the Company's Current Lines of Business.  In addition, during the Restricted Period, the Executive shall not develop any property for use in the Company's Current Lines of Business on behalf of any person or entity other than the Company, its Subsidiaries and Affiliates.

6.1.2             Confidential Information.  During, and for a period of one year after, the Restricted Period, the Executive shall not, directly or indirectly, disclose to any person or entity who is not authorized by the Company or any Subsidiary or Affiliate of the Company to receive such information, or use or appropriate for his own benefit or for the benefit of any person or entity other than the Company or any Subsidiary or Affiliate of the Company, any documents or other papers relating to the Company's Current Lines of Business or the customers of the Company or any Subsidiary or Affiliate of the Company, including, without limitation, files, business relationships and accounts, pricing policies, customer lists, computer software and hardware, or any other materials relating to the Company's Current Lines of Business or the customers of the Company or any Subsidiary or Affiliate of the Company or any trade secrets or confidential information, including, without limitation, any business or operational methods, drawings, sketches, designs or product concepts, know-how, marketing plans or strategies, product development techniques or plans, business acquisition plans, financial or other performance data, personnel and other policies of the Company or any Subsidiary or Affiliate of the Company, whether generated by the Executive or by any other person, except as required in the course of performing his duties hereunder or with the express written consent of the Company; provided, however, that the confidential information shall not include any information readily ascertainable from public or published information, or trade sources (other than as a direct or indirect result of unauthorized disclosure by the Executive).

6.1.3             Employees of and Consultants to the Company.  During the Restricted Period, the Executive shall not, directly or indirectly (other than in furtherance of the business of the Company), initiate communications with, solicit, persuade, entice, induce or encourage any individual who is then or who has been within the preceding 12-month period, an employee of or consultant to the Company or any of its Subsidiaries or Affiliates to terminate employment with, or a consulting relationship with, the Company or such Subsidiary or Affiliate, as the case may be, or to become employed by or enter into a contract or other agreement with any other person, and the Executive shall not approach any such employee or consultant for any such purpose or authorize or knowingly approve the taking of any such actions by any other person.

6.1.4             Solicitation of Customers.  During the Restricted Period, the Executive shall not, directly or indirectly, initiate communications with, solicit, persuade, entice, induce, encourage (or assist in connection with any of the foregoing) any person who is then or has been within the preceding 12-month period a customer or account of the Company or its Subsidiaries or Affiliates, or any actual customer leads whose identity the Executive learned during the course of his employment with the Company, to terminate or to adversely alter its contractual or other relationship with the Company or its Subsidiaries or Affiliates.

6.1.5             Business Opportunities.  During the Term or the Severance Period, whichever is applicable, the Executive shall promptly disclose to the Company any business idea or opportunity which falls within the meaning of the Company's Current Lines of Business, which business idea or opportunity shall become the sole property of the Company.

6.2           Rights and Remedies Upon Breach.  If the Executive breaches, or threatens to commit a breach of, any of the provisions of Section 6.1 hereof (collectively, the “Restrictive Covenants”), the Company and its Subsidiaries and Affiliates shall, in addition to the rights set forth in Section 5.1 hereof, have the right and remedy to seek from any court of competent jurisdiction specific performance of the Restrictive Covenants or injunctive relief against any act which would violate any of the Restrictive Covenants, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and its Subsidiaries and Affiliates and that money damages will not provide an adequate remedy to the Company and its Subsidiaries and Affiliates.

6.3           Severability of Covenants.  If any of the Restrictive Covenants, or any part thereof, is held by a court of competent jurisdiction or any foreign, federal, state, county or local government or other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the Restrictive Covenants shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and such court, government, agency or authority shall be empowered to substitute, to the extent enforceable, provisions similar thereto or other provisions so as to provide to the Company and its Subsidiaries and Affiliates, to the fullest extent permitted by applicable law, the benefits intended by such provisions.

7.           Other Provisions.

7.1           Notices.  Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telecopied, telegraphed or telexed, or sent by certified, registered or express mail, postage prepaid, to the parties at the addresses of the respective parties as specified in the Purchase Agreement, or at such other addresses as shall be specified by the parties by like notice, and shall be deemed given when so delivered personally, telecopied, telegraphed or telexed, or if mailed, two days after the date of mailing, as follows.

7.2           Entire Agreement.  This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior contracts and other agreements, written or oral, with respect thereto.

7.3           Waivers and Amendments.  This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

7.4           Governing Law, Consent to Jurisdiction, etc.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof (except Section 5-1401 of New York’s General Obligations Law).  Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York.  Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, New York for the adjudication of any dispute hereunder, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper.  Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

7.5          Binding Effect; Benefit.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and any successors and assigns permitted or required by Section 7.6 hereof.  Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or such successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

7.6          Assignment.  This Agreement, and the Executive's rights and obligations hereunder, may not be assigned by the Executive.  The Company may assign this Agreement and its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its assets or business, whether by merger, consolidation or otherwise.

7.7          Definitions.  For purposes of this Agreement:

7.7.1             “Affiliate” means a person that, directly or indirectly, controls or is controlled by, or is under common control with the Company;

7.7.2             “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through ownership of voting securities or by contract or other agreement or otherwise; and

7.7.3             “Subsidiary” means any person or entity as to which the Company, directly or indirectly, owns or has the power to vote, or to exercise a controlling influence with respect to, fifty percent (50%) or more of the securities of any class of such person, the holders of which class are entitled to vote for the election of directors (or persons performing similar functions) of such person and shall specifically include any variable interest entity of the Company whose financial results are consolidated with those of the Company under U.S. generally accepted accounting principles.

7.8          Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

7.9          Headings.  The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:

CHINA BROADBAND, INC.

By:
Name:
Title:

Address:

EXECUTIVE:

SHANE MCMAHON

Address: